P17000059142

Florida Department of State
Division of Corporations
Electronic Filing Cover Sheet

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Account Name : LEGAL & COMPLIANCE, LLC
Account Number : I20140000006
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COR AMND/RESTATE/CORRECT OR O/D RESIGN

VICAPSYS LIFE SCIENCES, INC.

Certificate of Status	0
Certified Copy	0
Page Count	18
Estimated Charge	$35.00

17 DEC 19 AM 8:24

2017 DEC 19 A 10:28

FILED

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DEC 20 2017

T. LEMIEUX

Amd Restated

FILED

2017 DEC 19 A 9 28

TALLAHASSEE, FLORIDA

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
VICAPSYS LIFE SCIENCES, INC.

Pursuant to Sections 607.1006 and 607.0602 of the Florida Business Corporation Act, the Amended and Restated Articles of Incorporation of Vicapsys Life Sciences, Inc. (the "Corporation") filed with the Department of State of the State of Florida on April 28, 2009, as amended by the Articles of Amendment to Amended and Restated Articles of Incorporation filed with the Department of State of the State of Florida on September 13, 2017, as thereafter amended (the "Articles"), are hereby amended as follows:

I.

The amendments adopted by the Corporation are as follows:

1. Series A Preferred Stock Certificate of Designation. Pursuant to Section (c) of Article III of the Articles, the Articles are hereby amended by including the Certificate of Designation Establishing the Designation, Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A Convertible Preferred Stock of Vicapsys Life Sciences, Inc., attached hereto as Exhibit "A" and made a part hereof.

2. Series B Preferred Stock Certificate of Designation. Pursuant to Section (c) of Article III of the Articles, the Articles are hereby amended by including the Certificate of Designation Establishing the Designation, Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series B Convertible Preferred Stock of Vicapsys Life Sciences, Inc., attached hereto as Exhibit "B" and made a part hereof.

II.

The aforesaid amendments were adopted by the Board of Directors of the Corporation on December 12, 2017. Shareholder action was not required.

III.

These Articles of Amendment to the Articles will become effective on the date of the filing hereof with the Department of State of the State of Florida.

III.

The remainder of the Articles of Incorporation shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Articles of Amendment to the Amended and Restated Articles of Incorporation to be signed on the date indicated below.

Vicapsys Life Sciences, Inc., a Florida corporation

By: ______________________

Name: Michael Yurkowsky
Title: Chief Executive Officer
Date: December 12, 2017

EXHIBIT A

**CERTIFICATE OF DESIGNATION
ESTABLISHING THE DESIGNATION, POWERS, PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
VICAPSYS LIFE SCIENCES, INC., (THE "*Corporation*")
(a corporation under the laws of the State of Florida)**

1. **Designation and Number of Shares.** As provided in the Second Amended and Restated Articles of Incorporation of the Corporation, the series will be known as the "Series A Convertible Preferred Stock" (the "***Series A Preferred Stock***"), and will be a series consisting of three million (3,000,000) shares of the authorized but unissued Preferred Stock of the Corporation, having a par value of $0.0001 per share. As provided in the Second Amended and Restated Articles of Incorporation of the Corporation, the number of shares of Series A Preferred Stock may be increased or decreased by the Board of Directors of the Corporation from time to time, provided that the number of shares shall not be decreased below the number of shares then issued and outstanding.

2. **Dividends.** The holders of the Series A Preferred Stock shall be entitled to participate with the holders of Common Stock in any dividends paid or set aside for payment (other than dividends payable solely in shares of Common Stock) so that holders of the Series A Preferred Stock shall receive with respect to each share of Series A Preferred Stock an amount equal to (x) the dividend payable with respect to each share of Common Stock multiplied by (y) the number of shares (and fraction of a share, if any) of Common Stock into which such share of Series A Preferred Stock is convertible as of the record date for such dividend. Any such dividend shall be paid with respect to all then outstanding shares of Common Stock and Series A Preferred Stock on a *pari passu* basis and on an as-converted-to-common basis. No dividends shall be paid on the Common Stock and/or the Series B Preferred Stock unless an equivalent dividend is paid with respect to the Series A Preferred Stock in accordance with this Section 2.

3. **Liquidation Preference.**

(a) Preference.

(i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily (each, a "***Series A Liquidation Event***"), the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock of the Corporation, an amount (the "***Series A Liquidation Preference***") equal to the greater of: (A) the sum of $2.50 per share, subject to adjustment as provided herein; or (B) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such Series A Liquidation Event. If, upon such Series A Liquidation Event and after the payment of preferential amounts required to be paid to holders of any series of Preferred Stock having a ranking upon liquidation senior to the Series A Preferred Stock, the assets of the Corporation available for distribution to the shareholders of the Corporation are insufficient to provide for

both the payment of the full Series A Liquidation Preference and the preferential amounts (if any) required to be paid to holders of the Series B Preferred Stock and the holders of any other series of Preferred Stock having a ranking upon liquidation *pari passu* with the Series A Preferred Stock, such assets as are so available shall be distributed among the holders of the Series A Preferred Stock, the holders of the Series B Preferred Stock and the holders of any other series of Preferred Stock having a ranking upon liquidation *pari passu* with the Series A Preferred Stock in proportion to the relative aggregate preferential amount each such holder is otherwise entitled to receive.

(ii) After the payment or the setting apart for payment to the holders of the Series A Preferred Stock and to the holders of any other series of Preferred Stock having a ranking upon liquidation senior to the Common Stock of the preferential amounts so payable to them, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata in accordance with the number of shares of Common Stock held by them.

(iii) All amounts per share set forth in this Section 3(a) shall be appropriately adjusted for any stock splits, stock combinations, stock dividends, or similar recapitalizations.

(b) Noncash Distributions. If any of the assets of the Corporation are to be distributed for any purpose in a form other than in cash under this Section 3, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Series A Preferred Stock, Series B Preferred Stock and/or Common Stock, as applicable. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice of the appraiser's valuation to each holder of shares of Series A Preferred Stock, Series B Preferred Stock and/or Common Stock, as applicable.

(c) Consolidation or Merger. Except as provided in Section 5(b) herein, a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall be deemed to be a Series A Liquidation Event within the meaning of this Section 3 unless the holders of a majority of the Series A Preferred Stock, voting together as a single class, determine that such an event is not to be deemed a Series A Liquidation Event for purposes of this Section 3. The provisions of this Section 3(c) shall not apply to any consolidation or merger following which the holders of more than 50% of the capital stock of the resulting or surviving entity, based on voting power in the election of directors, are persons or entities who were shareholders of the Corporation immediately prior to such consolidation or merger.

4. Voting Rights.

On all matters presented for the vote or written consent of the shareholders of the Corporation, the holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of votes held by the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted under Section 5 below on the record date for the vote or written consent of shareholders and, except as otherwise required by

applicable law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series A Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and the holders of the Series A Preferred Stock shall vote together with the holders of the Common Stock of the Corporation as a single class and as a single voting group upon all matters submitted to a vote or written consent of shareholders, except those matters required to be submitted to a class or series vote pursuant to Section 6 below or pursuant to applicable law. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the application of the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each respective holder could be converted) shall be rounded to the nearest whole number (with an exact one-half share being rounded upward to one).

5. **Conversion**. The Series A Preferred Stock shall be convertible into Common Stock as follows:

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible at the office of the Corporation, at the option of the holder thereof, at any time after the date of issuance of such share.. Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Series A Conversion Price (as defined below) per share in effect at the time of conversion into the Series A Conversion Value (as defined below) per share. The number of shares of Common Stock into which a share of Series A Preferred Stock is convertible is hereinafter referred to as the "***Series A Conversion Rate.***" The Series A Conversion Price per share of Series A Preferred Stock (the "***Series A Conversion Price***") initially in effect shall be $1.25 per share. The Series A Conversion Value per share of Series A Preferred Stock (the "***Series A Conversion Value***") in effect shall be $2.50 per share. Accordingly, the Series A Conversion Rate initially in effect shall be 2:1. The initial Series A Conversion Price of Series A Preferred Stock shall be subject to adjustment as hereinafter provided.

(b) Automatic Conversion. Each share of Series A Preferred Stock shall convert automatically into shares of Common Stock at its then effective Series A Conversion Rate: (i) immediately prior to the closing of any of the following: (A) a consolidation or merger of the Corporation with or into any other corporation, if as a direct result of such consolidation or merger the Corporation's securities, or securities for which the Corporation's securities are exchanged, are publicly traded on any national or regional exchange or on the Nasdaq National Market or SmallCap Market, or quoted on the Over the Counter Bulletin Board, or registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended; (B) a consolidation or merger of the Corporation with or into any other corporation or a sale of substantially all of the assets of the Corporation, if as a direct result of such consolidation or merger the holders of shares of Common Stock of the Corporation will receive cash, securities or other property having at such time a value per share at least equal to the then applicable Series A Conversion Price; (ii) on the date that is the one year anniversary of the later of (A) any public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of the Corporation's securities, and (B) the filing of a Form 10 by the Corporation with the United States Securities and Exchange Commission; or (iii) upon the vote or written consent of the holders of at least a majority of the issued and outstanding Series A Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock as provided in Section 5(a), that holder shall surrender the certificate or certificates for his or her shares of Series A Preferred Stock, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation at such office that he or she elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such converting holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which the converting holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

In the event of an automatic conversion pursuant to Section 5(b), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either (i) the certificates evidencing such shares of Series A Preferred Stock are delivered to the Corporation as provided above, or (ii) the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after delivery of such certificates, or of such agreement and indemnification in the case of a lost certificate, issue and deliver at its office to such holder of Series A Preferred Stock a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. With respect to a conversion pursuant to clause (i) of Section 5(b), such conversion shall be deemed to have been made immediately prior to and shall be contingent upon the closing of the public offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Series A Conversion Price.

(e) Adjustment of Series A Conversion Price. The Series A Conversion Price shall be subject to adjustment from time to time as follows:

(i) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such dividend is distributed or such change is effective, the Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(ii) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(iii) In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in such case, the holders of shares of Series A Preferred Stock shall, concurrently with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Series A Preferred Stock is then convertible.

(iv) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up, or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, then effective upon the occurrence of such reorganization, reclassification, consolidation, merger, sale or other disposition, the shares of Series A Preferred Stock shall, if such event is not deemed a Series A Liquidation Event for purposes of Section 3(a), be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed which such holder would have been entitled to receive if such holder had converted his or her shares of Series A Preferred Stock into Common Stock immediately prior to such reorganization, reclassification, consolidation, merger, sale, or other disposition. The provisions of this subparagraph (iv) shall apply in a similar manner to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(v) All calculations under this Section 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(g) Minimal Adjustments. No adjustment in the Series A Conversion Price need be made if such adjustment would result in a change in such Series A Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall thereafter be disregarded for all purposes.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms

hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.. The Corporation shall, upon written request at any time from any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments, (ii) the Series A Conversion Price and Series A Conversion Rate in effect at the time for the Series A Preferred Stock held by such holder, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's Series A Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date on which such record is to be taken for the purpose of such dividend or distribution, a notice specifying the date on which such record is to be taken and the nature and amount of the dividend or distribution for which such record date has been established.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, then the Corporation will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of the Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her latest address appearing on the books of the Corporation.

6. Protective Provisions. In addition to any other rights and restrictions provided under applicable law, except as otherwise provided in Section 7 below, without first obtaining the affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock, the Corporation shall not amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or this Certificate of Designation if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock. Unless otherwise prohibited by applicable law, the Board of Directors of the Corporation shall have the authority repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or this Certificate of Designation if such action would not adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series A Preferred Stock.

7. **New Classes or Series of Shares.** Notwithstanding anything to the contrary contained in Section 6 above, nothing in this Certificate of Designation shall prevent the Corporation from creating, authorizing or issuing any new class or series of shares *pari passu* with, or having preferences over, any outstanding share of Series A Preferred Stock, as to dividends or assets or any other rights or preferences, and any such action by the Corporation shall not require any vote or written consent of the holders of the Series A Preferred Stock.

EXHIBIT B

CERTIFICATE OF DESIGNATION
ESTABLISHING THE DESIGNATION, POWERS, PREFERENCES, LIMITATIONS, RESTRICTIONS AND RELATIVE RIGHTS OF
SERIES B CONVERTIBLE PREFERRED STOCK OF
VICAPSYS LIFE SCIENCES, INC., (THE "*CORPORATION*")
(a corporation under the laws of the State of Florida)

1. **Designation and Number of Shares**. As provided in the Second Amended and Restated Articles of Incorporation of the Corporation, the series will be known as the "Series B Convertible Preferred Stock" (the "***Series B Preferred Stock***"), and will be a series consisting of Four Million Four Hundred Forty Thousand (4,440,000) shares of the authorized but unissued Preferred Stock of the Corporation, having a par value of $0.0001 per share. As provided in the Second Amended and Restated Articles of Incorporation of the Corporation, the number of shares of Series B Preferred Stock may be increased or decreased by the Board of Directors of the Corporation from time to time, provided that the number of shares shall not be decreased below the number of shares then issued and outstanding.

2. **Dividends**. The holders of the Series B Preferred Stock shall be entitled to participate with the holders of Common Stock in any dividends paid or set aside for payment (other than dividends payable solely in shares of Common Stock) so that holders of the Series B Preferred Stock shall receive with respect to each share of Series B Preferred Stock an amount equal to (x) the dividend payable with respect to each share of Common Stock or, if higher, each share of Series A Preferred Stock, multiplied by (y) in the case of Common Stock, the number of shares (and fraction of a share, if any) of Common Stock into which such share of Series B Preferred Stock is convertible as of the record date for such dividend or, in the case of the Series A Preferred Stock, the number of such shares of Common Stock into which such Series A Preferred Stock is then convertible. Any such dividend shall be paid with respect to all then outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock on a *pari passu* basis and on an as-converted-to-common basis. No dividends shall be paid on the Common Stock and/or the Series A Preferred Stock unless an equivalent dividend is paid with respect to the Series B Preferred Stock in accordance with this Section 2.

3. **Liquidation Preference.**

(a) Preference.

(i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily (each, a "***Series B Series B Liquidation Event***"), the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock of the Corporation, an amount (the "***Series B Liquidation Preference***") equal to the greater of: (A) the sum of $1.25 per share, subject to adjustment as provided herein; or (B) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 5 immediately prior to such Series B Liquidation Event. If, upon such Series B Liquidation Event and after the payment of

preferential amounts required to be paid to holders of any series of Preferred Stock having a ranking upon liquidation senior to the Series B Preferred Stock, the assets of the Corporation available for distribution to the shareholders of the Corporation are insufficient to provide for both the payment of the full Series B Liquidation Preference and the preferential amounts (if any) required to be paid to holders of the Series A Preferred Stock and the holders of any other series of Preferred Stock having a ranking upon liquidation *pari passu* with the Series B Preferred Stock, such assets as are so available shall be distributed among the holders of the Series B Preferred Stock, the holders of the Series A Preferred Stock and the holders of any other series of Preferred Stock having a ranking upon liquidation *pari passu* with the Series B Preferred Stock in proportion to the relative aggregate preferential amount each such holder is otherwise entitled to receive.

(ii) After the payment or the setting apart for payment to the holders of the Series B Preferred Stock and to the holders of any other series of Preferred Stock having a ranking upon liquidation senior to the Common Stock of the preferential amounts so payable to them, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata in accordance with the number of shares of Common Stock held by them.

(iii) All amounts per share set forth in this Section 3(a) shall be appropriately adjusted for any stock splits, stock combinations, stock dividends, or similar recapitalizations.

(b) Noncash Distributions. If any of the assets of the Corporation are to be distributed for any purpose in a form other than in cash under this Section 3, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Series A Preferred Stock, Series B Preferred Stock and/or Common Stock, as applicable. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice of the appraiser's valuation to each holder of shares of Series A Preferred Stock, Series B Preferred Stock and/or Common Stock, as applicable.

(c) Consolidation or Merger. Except as provided in Section 5(b) herein, a consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall be deemed to be a Series B Liquidation Event within the meaning of this Section 3 unless the holders of a majority of the Series B Preferred Stock, voting together as a single class, determine that such an event is not to be deemed a Series B Liquidation Event for purposes of this Section 3. The provisions of this Section 3(c) shall not apply to any consolidation or merger following which the holders of more than 50% of the capital stock of the resulting or surviving entity, based on voting power in the election of directors, are persons or entities who were shareholders of the Corporation immediately prior to such consolidation or merger.

4. Voting Rights.

On all matters presented for the vote or written consent of the shareholders of the Corporation, the holder of each share of Series B Preferred Stock shall be entitled to the number

of votes equal to the number of votes held by the number of shares of Common Stock into which such share of Series B Preferred Stock could be converted under Section 5 below on the record date for the vote or written consent of shareholders and, except as otherwise required by applicable law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series B Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and the holders of the Series B Preferred Stock shall vote together with the holders of the Series A Preferred Stock and the holders of the Common Stock of the Corporation as a single class and as a single voting group upon all matters submitted to a vote or written consent of shareholders, except those matters required to be submitted to a class or series vote pursuant to Section 6 below or pursuant to applicable law. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the application of the above formula (after aggregating all shares of Common Stock into which shares of Series B Preferred Stock held by each respective holder could be converted) shall be rounded to the nearest whole number (with an exact one-half share being rounded upward to one).

5. Conversion. The Series B Preferred Stock shall be convertible into Common Stock as follows:

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible at the office of the Corporation, at the option of the holder thereof, at any time after the date of issuance of such share. Each share of Series B Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Series B Conversion Price (as defined below) per share in effect at the time of conversion into the Series B Conversion Value (as defined below) per share. The number of shares of Common Stock into which a share of Series B Preferred Stock is convertible is hereinafter referred to as the "***Series B Conversion Rate.***" Both the Series B Conversion Price per share of Series B Preferred Stock (the "***Series B Conversion Price***") and the Series B Conversion Value per share of Series B Preferred Stock (the "***Series B Conversion Value***") initially in effect shall be $1.25 per share. Accordingly, the Series B Conversion Rate initially in effect shall be 1:1. The initial Series B Conversion Price of Series B Preferred Stock shall be subject to adjustment as hereinafter provided.

(b) Automatic Conversion. Each share of Series B Preferred Stock shall convert automatically into shares of Common Stock at its then effective Series B Conversion Rate (i) immediately prior to the closing of any of the following: (A) a consolidation or merger of the Corporation with or into any other corporation, if as a direct result of such consolidation or merger the Corporation's securities, or securities for which the Corporation's securities are exchanged, are publicly traded on any national or regional exchange or on the Nasdaq National Market or SmallCap Market, or quoted on the Over the Counter Bulletin Board, or registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended; (B) a consolidation or merger of the Corporation with or into any other corporation or a sale of substantially all of the assets of the Corporation, if as a direct result of such consolidation or merger the holders of shares of Common Stock of the Corporation will receive cash, securities or other property having at such time a value per share at least equal to the then applicable Series A Conversion Price; (ii) on the date that is the one year anniversary of the later of (A) any public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of

the Corporation's securities, and (B) the filing of a Form 10 by the Corporation with the United States Securities and Exchange Commission; or (iii) upon the vote or written consent of the holders of at least a majority of the issued and outstanding Series B Preferred Stock.

(c) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock as provided in Section 5(a), that holder shall surrender the certificate or certificates for his or her shares of Series B Preferred Stock, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation at such office that he or she elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such converting holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which the converting holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

In the event of an automatic conversion pursuant to Section 5(b), the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either (i) the certificates evidencing such shares of Series B Preferred Stock are delivered to the Corporation as provided above, or (ii) the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after delivery of such certificates, or of such agreement and indemnification in the case of a lost certificate, issue and deliver at its office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. With respect to a conversion pursuant to clause (i) of Section 5(b), such conversion shall be deemed to have been made immediately prior to and shall be contingent upon the closing of the public offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Series B Conversion Price.

(e) Adjustment of Series B Conversion Price. The Series B Conversion Price shall be subject to adjustment from time to time as follows:

(i) If the Corporation shall issue any Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (other than

stock dividends, subdivisions, split-ups, or combinations, which such events are covered by subparagraphs 5(e)(iii), (iv), and (v) or "Excluded Stock," as defined below), for a consideration per share less than the Series B Conversion Price for the Series B Preferred Stock as in effect immediately prior to the issuance of such Common Stock (or other securities convertible into or exchangeable for Common Stock), then the Series B Conversion Price for such series shall forthwith be decreased immediately after such issuance to a price equal to the quotient obtained by dividing:

(A) an amount equal to the sum of: (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this subparagraph (i)) immediately prior to such issuance multiplied by the Series B Conversion Price in effect immediately prior to such issuance plus (y) the consideration received by the Corporation upon such issuance, by

(B) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this subparagraph (i)) immediately after the issuance of such Common Stock (or other securities convertible into or exchangeable for Common Stock).

For purposes of making any such calculation pursuant to this subparagraph (i), the shares of Common Stock issuable upon conversion of the outstanding shares of Series B Preferred Stock, together with any other shares of Common Stock deemed issued and outstanding pursuant to subdivision (3) of this subparagraph (i), shall be deemed issued and outstanding at all times. For the purposes of this subparagraph (i), the following provisions shall also be applicable:

(1) In the case of the issuance of Common Stock for cash, the consideration received therefor shall be deemed to be the amount of cash paid therefor without deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

(2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Corporation.

(3) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

(aa) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to be issuable for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the

Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(bb) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to be issuable for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

(cc) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such options or rights or securities were issued, provided that the consideration for which such Common Stock is deemed to be issuable does not exceed the issuance price of securities issued in the latest bona fide round of financing by the Corporation;

(dd) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights, or securities, other than a change resulting from any anti-dilution provisions of such options, rights, or securities, the Series B Conversion Price shall forthwith be readjusted to such Series B Conversion Price as would have obtained had the adjustment (and any subsequent adjustments) made upon (x) the issuance of such options, rights, or securities not exercised, converted, or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

(ee) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or

exchangeable securities, the Series B Conversion Price shall forthwith be readjusted to such Series B Conversion Price as would have obtained had the adjustment (and any subsequent adjustments) made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

(ii) For the purposes of subparagraph (i) "***Excluded Stock***" shall mean:

(A) all shares of Common Stock issued and outstanding on the date this document is filed with the Florida Department of State;

(B) all shares of Common Stock into which shares of the Series A Preferred Stock or Series B Preferred Stock are convertible;

(C) up to 1,660,000 shares of Common Stock issued to, or issuable upon exercise of options to purchase securities of the Corporation issued to, employees, contractors, officers, and directors of the Corporation and approved or ratified by the Board of Directors of the Corporation or a committee of the Board of Directors of the Corporation; and

(D) all securities issued by the Corporation in connection with the securities offering conducted by the Corporation pursuant to that certain Term Sheet of the Corporation dated February 21, 2017.

(iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such dividend is distributed or such change is effective, the Series B Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of the Series B Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Series B Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Series B Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(v) In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons,

assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in such case, the holders of shares of Series B Preferred Stock shall, concurrently with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Series B Preferred Stock is then convertible.

(vi) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up, or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, then effective upon the occurrence of such reorganization, reclassification, consolidation, merger, sale or other disposition, the shares of Series B Preferred Stock shall, if such event is not deemed a Series B Liquidation Event for purposes of Section 3(a) , be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed which such holder would have been entitled to receive if such holder had converted his or her shares of Series B Preferred Stock into Common Stock immediately prior to such reorganization, reclassification, consolidation, merger, sale, or other disposition. The provisions of this subparagraph (v) shall apply in a similar manner to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(vii) . All calculations under this Section 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(f) Minimal Adjustments. No adjustment in a Series B Conversion Price need be made if such adjustment would result in a change in such Series B Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall thereafter be disregarded for all purposes.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Series B Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time from any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments, (ii) the Series B Conversion Price and Series B Conversion Rate in effect at the time for the Series B Preferred Stock held by such holder, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's Series B Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date on which such record is to be taken for the purpose of such dividend or distribution, a notice specifying the date on which such record is to be taken and the nature and amount of the dividend or distribution for which such record date has been established.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, then the Corporation will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(j) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of the Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her latest address appearing on the books of the Corporation.

6. Protective Provisions. In addition to any other rights and restrictions provided under applicable law, except as otherwise provided in Section 7 below, without first obtaining the affirmative vote or written consent of the holders of a majority of the then-outstanding shares of Series B Preferred Stock, the Corporation shall not amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or this Certificate of Designation if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series B Preferred Stock. Unless otherwise prohibited by applicable law, the Board of Directors of the Corporation shall have the authority repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation or this Certificate of Designation if such action would not adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series B Preferred Stock.

7. New Classes or Series of Shares. Notwithstanding anything to the contrary contained in Section 6 above, nothing in this Certificate of Designation shall prevent the Corporation from creating, authorizing or issuing any new class or series of shares *pari passu* with, or having preferences over, any outstanding share of Series B Preferred Stock, as to dividends or assets or any other rights or preferences, and any such action by the Corporation shall not require any vote or written consent of the holders of the Series B Preferred Stock.